Exhibit 99.1

September 21, 2007

FOR IMMEDIATE RELEASE

OAK Financial Corporation Announces Cash Dividend

Byron Center, Michigan – September 21, 2007 — OAK Financial Corporation (OKFC), the holding company for Byron Bank, announced that its board of directors declared a quarterly cash dividend of $0.22 per share. The dividend is payable October 26, 2007, to shareholders of record on October 5, 2007.

OAK Financial Corporation owns Byron Bank, which operates 13 branches in West Michigan, Byron Investment Services, a full service provider of investment and retirement products, and Byron Insurance Agency, a provider of personal and commercial lines of insurance.

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For more information, please contact:

Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Chief Operating Officer at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.